Exhibit 8.1
LIST OF SUBSIDIARIES

We have the following wholly-owned subsidiaries, both of which are currently inactive:

Prana Biotechnology Inc., incorporated in the United States

Prana Biotechnology UK plc, incorporated in the United Kingdom.